Exhibit 3.25
CERTIFICATE OF INCORPORATION OF
WESTMORELAND MINING SERVICES, INC.
(a Delaware Corporation)
First: The name of the corporation is Westmoreland Mining Services, Inc.
Second: Its registered office in the State of Delaware is to be located at 1209 Orange Street, County of New Castle, city of Wilmington, Delaware 19801. The registered agent in charge thereof is The Corporation Trust Company.
Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
Fourth: The amount of the total stock this corporation is authorized to issue is 100 shares of common stock with a par value of $01. per share.
Fifth: The name and mailing address of the incorporator are as follows:
Jennifer Grafton, Esq.
2 North Cascade Avenue, 2nd Floor
Colorado Springs, CO 80903
I, the undersigned, for the purpose of forming a corporation under the laws of the state of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly set my hand this 11th day of March, 2010.

BY:	/s/ Jennifer S. Grafton
NAME: Jennifer S. Grafton